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                                                               Exhibit 2.4

                                                               February 27, 2001

                                 PROMISSORY NOTE

Amount Due:  $ 945,000 USD.
Promissor:   JAWZ Inc.
Promissee:   Thomson Kernaghan & Co., Ltd.

         JAWZ Inc., (the "Promissor") a business incorporated in the State of Delaware, United States, for value received, hereby promises to pay on demand, to or to the order of Thomson Kernaghan & Co., Ltd. (the "Promissee"), the sum of NINE HUNDRED FORTY FIVE THOUSAND DOLLARS ($ 945,000) from the date hereof, in lawful money of the United States of America.

         The Promissor shall have the right at any time to prepay all or any part of the principal sum or so much thereof as remains from time to time unpaid hereunder without notice and without payment of any penalty.

         The Promissor hereby waives demand and presentment for payment, notice of non-payment, protest and notice of protest of this promissory note.

         IN WITNESS WHEREOF the Promissor has executed this promissory note as of the 27th day of February, 2001.

                                       JAWZ INC.

                                       /s/ "Riaz Mamdani"
                                       -------------------------------------
                                       Riaz Mamdani, Chief Financial Officer